UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

April 13, 2007
Date of Report (Date of earliest event reported)

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 N. Sixth Street, Indiana, PA		15701

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

          Gerard (Jerry) E. Thomchick, submitted his resignation as Senior Executive Vice President and Chief Operating Officer of First Commonwealth Financial Corporation (“First Commonwealth”) and President, Chief Executive Officer and Director of First Commonwealth Bank, effective April 13, 2007.  John J. Dolan, President and Chief Executive Officer of First Commonwealth, will assume Mr. Thomchick’s duties until a qualified replacement is identified.

          First Commonwealth anticipates that it will enter into a separation agreement and general release with Mr. Thomchick pursuant to which First Commonwealth will continue to pay Mr. Thomchick’s base salary at the rate of $32,128 per month from April 13, 2007 through June 30, 2007 and will pay severance totaling $281,737.12 in equal bi-weekly installments for a period of 38 weeks beginning July 1, 2007.  First Commonwealth will also continue to offer Mr. Thomchick medical insurance coverage and pay the employer’s share of the cost of such coverage during the period in which severance is payable under the separation agreement.  In exchange for receiving severance payments and benefits, Mr. Thomchick will release First Commonwealth from any claims that he may have and will make confidentiality, non-competition and other convenants for the benefit of First Commonwealth.

           The terms of Mr. Thomchick’s separation agreement have not been finalized and are subject to change. If the final terms differ materially from those described above, First Commonwealth will amend this Current Report on Form 8-K to disclose the final terms of the separation agreement.

          First Commonwealth issued a press release on April 16, 2007 announcing Mr. Thomchick’s resignation which is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01          Financial Statements and Exhibits

(d)          Exhibits

99.1               Press release issued by First Commonwealth on April 16, 2007

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 19, 2007

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ EDWARD J. LIPKUS, III

Edward J. Lipkus, III
Senior Vice President and
Chief Financial Officer